EXHIBIT 99.1

RECEIVABLES PURCHASE AGREEMENT

by and between

WORLD OMNI FINANCIAL CORP.

and

WORLD OMNI AUTO RECEIVABLES LLC

Dated as of [___], 20[___]

EXHIBIT A	Form of [Initial] RPA Assignment
[EXHIBIT B	Form of Subsequent Transfer RPA Assignment]
SCHEDULE I	Schedule of Receivables

i

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT dated as of [___], 20[___], is between World Omni Financial Corp., a Florida corporation (“World Omni”), and World Omni Auto Receivables LLC, a Delaware limited liability company (“WOAR”).

WHEREAS, in the regular course of its business, World Omni has originated and purchased from motor vehicle dealers certain motor vehicle retail installment sale contracts secured by new and used automobiles and light-duty trucks;

WHEREAS, WOAR wishes to purchase on the date hereof [and from time to time during the [Funding Period][Revolving Period],] certain Receivables and to transfer such Receivables to World Omni [Select] Auto [Receivables] Trust 20[___]-[___] (the “Trust”), which will issue and transfer to WOAR the $[___] Class A-1[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class A-1 Notes”), the $[___] Class A-2[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class A-2 Notes”), the $[___] Class A-3[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class A-3 Notes”), the $[___] Class A-4[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class A-4 Notes”)[,] [the $[___] Class A-5[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class A-5 Notes”)] [and] the $[___] Class B[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class B Notes” [and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes[,] [and] the Class A-4 Notes [and the Class A-5 Notes], the “Notes”]), [and the $[___] Class C[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class C Notes” [and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes[,] [and] the Class A-4 Notes[, the Class A-5 Notes] and the Class B Notes, the “Notes”])[,] [and] [the $[___] Class D[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class D Notes” [and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, [the Class A-5 Notes,] the Class B Notes and the Class C Notes, the “Notes”]),] [[and] the $[___] Class E[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class E Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, [the Class A-5 Notes,] the Class B Notes, the Class C Notes and the Class D Notes, the “Notes”)][and the $[___] Class F[a/b] [[___]%][Benchmark plus [___]%] Asset-Backed Notes, Series 20[___]-[___] (the “Class F Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, [the Class A-5 Notes,] the Class B Notes, the Class C Notes [[,][and]] the Class D Notes [and the Class E Notes], the “Notes”)], with the interest and principal payments on the Notes to be secured by the Receivables, and issue and transfer to WOAR the Certificates representing fractional undivided interests in the property of the Trust including the Receivables, subject to the rights of the Indenture Trustee on behalf of the Noteholders;

WHEREAS, World Omni has agreed to make certain representations and warranties relating to the Receivables and to pay certain expenses and amounts with respect hereto; and

WHEREAS, World Omni and WOAR wish to set forth the terms pursuant to which World Omni will sell the Receivables to WOAR.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01          Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned them in Part I of Appendix A to the Sale and Servicing Agreement, dated as of the date hereof (the “Sale and Servicing Agreement”), among the Trust, [the Grantor Trust,] WOAR, as depositor, and World Omni, as servicer, as it may be amended, supplemented or modified from time to time. All references herein to “the Agreement” or “this Agreement” are to this Receivables Purchase Agreement as it may be amended, supplemented or modified from time to time, the exhibits hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

ARTICLE II

Conveyance of Receivables

SECTION 2.01          Conveyance of Receivables. In consideration of WOAR’s delivery to or upon the order of World Omni of the Purchase Price (as defined in Section 2.02(a) below), World Omni does hereby sell, transfer, assign, set over and otherwise convey to WOAR, without recourse (subject to the obligations of World Omni herein), [(i)] on the Closing Date pursuant to a written assignment substantially in the form of Exhibit A (the “[Initial] RPA Assignment”) [(the “Purchase Date”)][, and (ii) if there is a [Funding Period][Revolving Period], on each Subsequent Transfer Date (each, together with the Closing Date, a “Purchase Date”), pursuant to an assignment substantially in the form of Exhibit B (each, a “Subsequent Transfer RPA Assignment” and, together with the Initial RPA Assignment, each an “RPA Assignment”) up to the Available Purchase Amount, in each case], all right, title and interest of World Omni, whether now owned or hereafter acquired, and wherever located, in and to the following (but none of the obligations of World Omni with respect to):

(a)          the Receivables identified in the [applicable] Schedule of Receivables to the [applicable] RPA Assignment (all of which are identified in World Omni’s computer files by a code indicating the Receivables are owned by the Trust and pledged to the Indenture Trustee) and all monies received thereon after the [applicable] Cutoff Date;

(b)          the security interests in, and the liens on, the Financed Vehicles granted by Obligors in connection with the Receivables identified in the [applicable] RPA Assignment and any other interest of World Omni in the Financed Vehicles;

(c)           any proceeds with respect to the Receivables identified in the [applicable] RPA Assignment from claims on any physical damage, credit life or disability insurance policies covering the Financed Vehicles or Obligors;

(d)          any Financed Vehicle that shall have secured a Receivable identified in the [applicable] RPA Assignment and shall have been acquired by or on behalf of World Omni, WOAR, or, upon the assignment contemplated by the Sale and Servicing Agreement, the Servicer or the Trust;

(e)          all “accounts,” “chattel paper,” “general intangibles” and “promissory notes” (as such terms are defined in the Uniform Commercial Code as from time to time in effect) constituting or relating to the foregoing; and

(f)          the proceeds of any and all of the foregoing; provided, however, that the foregoing items (a) through (f) shall not include the Purchase Price.

SECTION 2.02           Purchase Price(a). [(a)] In consideration for the purchase of the [Initial] Receivables and related assets pursuant to Section 2.01 hereof, WOAR shall pay to World Omni on the Closing Date an amount equal to the aggregate Starting Principal Balances [less the Yield Supplement Overcollateralization Amount] for such [Initial] Receivables (with respect to such Receivables, the “Purchase Price”) and World Omni shall execute and deliver to WOAR the RPA Assignment with respect to such [Initial] Receivables and related assets. On the Closing Date, a portion of such Purchase Price payable on such date equal to approximately $[___] shall be paid to World Omni in immediately available funds and the balance of the Purchase Price ($[___]) shall be recorded as a capital contribution to WOAR from World Omni.

(b)           [In consideration for the purchase of Subsequent Receivables and related assets pursuant to Section 2.01, WOAR shall pay to World Omni the aggregate Starting Principal Balances [less the Yield Supplement Overcollateralization Amount] as of the related Cutoff Date for such Subsequent Receivables (with respect to such Receivables, the “Purchase Price”) and World Omni shall execute and deliver to WOAR an RPA Assignment with respect to such Subsequent Receivables and related assets. On each Subsequent Transfer Date, a portion of such Purchase Price payable on such date equal to the amount specified by World Omni shall be paid to World Omni in the form of a capital contribution to WOAR and the remainder shall be paid to World Omni in immediately available funds.]

SECTION 2.03           Intention of Parties. It is the intention of World Omni and WOAR that [the][each] assignment and transfer contemplated herein and by the [related] RPA Assignment shall constitute (and shall be construed and treated for all purposes, other than for tax purposes, as) a true and complete sale of the Receivables identified in the [related] RPA Assignment and other property specified in Section 2.01 hereof, conveying good title thereto free and clear of any liens and encumbrances, from World Omni to WOAR. However, in the event that [any] such conveyance is deemed to be a pledge to secure a loan (in spite of the express intent of the parties hereto that such conveyance constitutes, and shall be construed and treated for all purposes, other than for tax purposes, as a true and complete sale), World Omni hereby grants to WOAR a first priority perfected security interest in all of World Omni’s right, title and interest in, to and under the Receivables identified in the [related] RPA Assignment and other property specified in Section 2.01 hereof whether now existing or hereafter created to secure the loan deemed to be made in connection with such pledge and, in such event, this Agreement shall constitute a security agreement under applicable law.

SECTION 2.04           The Closing. [The][Each] sale and purchase of the Receivables shall take place at a closing at a place, on a date and at a time mutually agreeable to World Omni and WOAR and may occur simultaneously with the closing of any related transactions contemplated by (a) the Sale and Servicing Agreement and (b) the Indenture.

SECTION 2.05           [Covenant Regarding Subsequent Receivables]. [[If there is a Funding Period, World Omni covenants to deliver and sell to WOAR pursuant to Section 2.01 hereof, on or prior to the end of the Funding Period, Subsequent Receivables with an aggregate Starting Principal Balance [less the Yield Supplement Overcollateralization Amount for such Subsequent Receivables] as of the related Subsequent Cutoff Date equal to approximately the Pre-Funding Account Initial Deposit, provided that it has originated sufficient Subsequent Receivables that satisfy the eligibility criteria specified in Section 2.03 of the Sale and Servicing Agreement.] [If there is a Revolving Period, World Omni covenants to deliver and sell to WOAR pursuant to Section 2.01 hereof, on each Payment Date on or prior to the end of the Revolving Period, Subsequent Receivables with an aggregate Starting Principal Balance [less the Yield Supplement Overcollateralization Amount] for such Subsequent Receivables as of the related Subsequent Cutoff Date equal to the amounts on deposit in the Accumulation Account on such Payment Date provided that it has originated sufficient Subsequent Receivables that satisfy the eligibility criteria specified in Section 2.03 of the Sale and Servicing Agreement.]]

ARTICLE III

Representations and Warranties

SECTION 3.01           Representations and Warranties of WOAR. WOAR hereby represents and warrants to World Omni as of [the][each] Purchase Date:

(a)           Organization and Good Standing. WOAR has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to acquire and own the Receivables.

(b)           Due Qualification. WOAR is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary material licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business shall require such qualifications, except where the failure to be so qualified or to have obtained such licenses or approvals would not have a material adverse effect on WOAR’s earnings, business affairs or business prospects.

(c)           Power and Authority. WOAR has the requisite power and authority to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement have been duly authorized by WOAR by all necessary action.

(d)           No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the limited liability company agreement of WOAR; (ii) breach, conflict with or violate any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which WOAR is a party or by which it is bound; (iii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Sale and Servicing Agreement, the Indenture and the Trust Agreement); or (iv), to the best of WOAR’s knowledge, violate any order, rule or regulation applicable to WOAR of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over WOAR or its properties except, in the case of clauses (ii), (iii) and (iv), for such breaches, defaults, conflicts, liens or violations that would not have a material adverse effect on WOAR’s earnings, business affairs or business prospects.

(e)           No Proceedings. To the best of WOAR’s knowledge, there are no proceedings or investigations pending or threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over WOAR or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by WOAR of its obligations under, or the validity or enforceability of, this Agreement or (iv) which could reasonably be expected to adversely affect the U.S. federal or state income tax attributes of the Notes or the Certificates.

SECTION 3.02           Representations and Warranties of World Omni. (a) World Omni hereby represents and warrants to WOAR as of [the][each] Purchase Date:

(i)           Organization and Good Standing. World Omni has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Florida, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to acquire and own the Receivables.

(ii)           Due Qualification. World Omni is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary material licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business shall require such qualifications, except where the failure to be so qualified or to have obtained such licenses or approvals would not have a material adverse effect on World Omni’s earnings, business affairs or business prospects.

(iii)          Power and Authority. World Omni has the corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action.

(iv)          No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of World Omni, (ii) breach, conflict with or violate any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which World Omni is a party or by which it is bound; (iii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement); or (iv), to the best of World Omni’s knowledge, violate any order, rule or regulation applicable to World Omni of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over World Omni or its properties except, in the case of clauses (ii), (iii) and (iv), for such breaches, defaults, conflicts, liens or violations that would not have a material adverse effect on World Omni’s earnings, business affairs or business prospects.

(v)          No Proceedings. To World Omni’s best knowledge, there are no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over World Omni or its properties: (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by World Omni of its obligations under or the validity or enforceability of, this Agreement or (D) relating to World Omni and which could reasonably be expected to adversely affect the U.S. federal or state income tax characterization or attributes of the Issuing Entity, [the Grantor Trust,] the Notes or the Certificates.

(b)           World Omni agrees that the representations and warranties in this Section 3.02 shall be conveyed by WOAR to the Issuing Entity under the Sale and Servicing Agreement, [conveyed by the Issuing Entity to the Grantor Trust under the Grantor Trust Agreement] and pledged by the Issuing Entity to the Indenture Trustee under the Indenture. World Omni further agrees that any such Person to whom such rights are conveyed may enforce any and all remedies for the breach thereof directly against World Omni. World Omni agrees that WOAR may rely on such representations and warranties in accepting the Receivables.

ARTICLE IV

Conditions

SECTION 4.01           Conditions to Obligation of WOAR. The obligation of WOAR to purchase the Receivables on [the][each] Purchase Date is subject to the satisfaction of the following conditions:

(a)           Representations and Warranties True. The representations and warranties of World Omni hereunder shall be true and correct in all material respects on [the][such] Purchase Date, and World Omni shall have performed in all material respects all obligations to be performed by it hereunder on or prior to [the][such] Purchase Date.

(b)           Documents To Be Delivered by World Omni.

(i)           The Assignment. On or prior to [the][such] Purchase Date, World Omni will execute and deliver [an][the] RPA Assignment.

(ii)           Evidence of UCC Filing. On or prior to the tenth day following [the][such] Purchase Date, World Omni shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction required by applicable law, naming World Omni as depositor or debtor, and naming WOAR as purchaser or secured party, describing the Receivables and the other property conveyed hereby, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Receivables to WOAR. World Omni shall deliver a file-stamped copy or other evidence satisfactory to WOAR of such filing to WOAR on or prior to the tenth day following [the][such] Purchase Date.

(iii)          Schedule of Receivables. On or prior to [the][such] Purchase Date, World Omni shall deliver the Schedule of Receivables.

(iv)          Other Documents. World Omni shall deliver such other documents as WOAR may reasonably request [or, with respect to Subsequent Transfers, if any, as required by Section 2.03 of the Sale and Servicing Agreement].

(c)           Sale and Servicing Agreement. As a condition to [the][each] sale hereunder, World Omni agrees to make the representations and warranties to WOAR in respect of the Receivables and the pool of Receivables set forth in Sections 3.01(a) and (b) of the Sale and Servicing Agreement, and in that connection agrees to execute the Sale and Servicing Agreement. World Omni agrees that WOAR may rely on such representations and warranties in accepting the Receivables.

(d)           [Conditions to the Purchase of Subsequent Receivables. The obligation of WOAR to purchase Subsequent Receivables hereunder is subject to the satisfaction of the following conditions:

(i)           No Adverse Selection Procedures. No selection procedures believed by World Omni to be adverse to the interests of the Issuing Entity, [the Grantor Trust,] the Noteholders or the Certificateholders shall have been utilized in selecting the Subsequent Receivables.

(ii)          No Material Tax Consequences. The addition of the Subsequent Receivables will not result in a material adverse tax consequence to WOAR, the Issuing Entity, [the Grantor Trust,] the Noteholders or the Certificateholders.

(iii)          [Funding Period][Revolving Period]. The [Funding Period][Revolving Period] shall not have terminated prior to such Purchase Date.]

(e)           Other Transactions. The transactions contemplated by the Sale and Servicing Agreement, the Indenture and the Trust Agreement to be consummated on or prior to the [related] Purchase Date shall be consummated on such date.

SECTION 4.02          Conditions to Obligation of World Omni. The obligation of World Omni to sell the Receivables to WOAR on [the][each] Purchase Date is subject to the satisfaction of the following conditions:

(a)           Representations and Warranties True. The representations and warranties of WOAR hereunder shall be true and correct in all material respects as of [the][such] Purchase Date, and WOAR shall have performed in all material respects all obligations to be performed by it hereunder on or prior to [the][such] Purchase Date.

(b)           Receivables Purchase Price. On [the][such] Purchase Date, WOAR shall have delivered to World Omni the Purchase Price to the extent provided in Section 2.02.

ARTICLE V

Covenants of World Omni

World Omni agrees with WOAR as follows:

SECTION 5.01           Protection of Right, Title and Interest.

(a)          Filings. World Omni shall cause all financing statements and continuation statements and any other necessary documents perfecting the right, title and interest of World Omni and WOAR, respectively, in and to the Receivables and the other property conveyed hereby to be promptly filed and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of WOAR hereunder in and to the Receivables and the other property conveyed hereby. World Omni hereby authorizes the filing of such financing statements and ratifies any such financing statements filed prior to the date hereof. World Omni shall deliver to WOAR file stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(b)          Name Change. World Omni shall not change its name, identity or corporate structure in any manner that could reasonably be expected to make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-506 of the UCC, unless it shall have given WOAR at least five days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.

(c)          Relocation. World Omni shall give WOAR at least [15] days’ prior written notice of any relocation of its principal executive office or jurisdiction of formation if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment or new financing statement.

(d)          Notice. If at any time World Omni shall propose to sell, grant a security interest in, or otherwise transfer any interest in any Contract to any prospective purchaser, lender or other transferee, World Omni shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts (including any restored from backup archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold to and is owned by WOAR.

SECTION 5.02           Other Liens or Interests. Except for the conveyances hereunder and under the Sale and Servicing Agreement, the Indenture, the Trust Agreement and the other Basic Documents, World Omni will not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume or suffer to exist any Lien on, or any interest in, to or under the Receivables except for Liens that will be released contemporaneously with the transfer of the Receivables from World Omni to WOAR, and World Omni shall defend the right, title and interest of WOAR in, to and under the Receivables against all claims of third parties claiming through or under World Omni; provided, however, that World Omni’s obligations under this Section shall terminate upon the termination of the Trust pursuant to the Trust Agreement [and the Grantor Trust pursuant to the Grantor Trust Agreement].

SECTION 5.03           Indemnification. World Omni shall indemnify WOAR for any liability resulting from (i) the failure of a Receivable to be originated in compliance in all material respects with all requirements of applicable federal, state and local laws and regulations thereunder, including usury laws, the federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, and State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws and (ii) any breach of any of its representations and warranties contained herein and any failure by World Omni to comply with its obligations under Sections 5.01 and 5.02 hereof, provided that World Omni’s repurchase [or substitution] obligation as set forth in Section 3.02(b) of the Sale and Servicing Agreement for a breach of representations and warranties set forth in Section 3.01(a) thereof is the sole remedy therefor, except with respect to matters set forth in (i) above. These indemnity obligations shall be in addition to any obligation that World Omni may otherwise have.

SECTION 5.04           Access to Records. World Omni shall provide to the Asset Representations Reviewer access to its records and documents related to the Receivables if the Asset Representations Reviewer is required to conduct a Review. Such access shall be afforded without charge, but only upon reasonable request and during the normal business hours at the offices of World Omni. Nothing in this Section 5.04 shall affect the obligation of World Omni to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of World Omni to provide access to information as a result of such obligation shall not constitute a breach of this Section 5.04.

SECTION 5.05           U.S. Credit Risk Retention. World Omni shall comply in all material respects with all requirements imposed on the "sponsor" of the "securitization transaction" (as each such term is defined in the Credit Risk Retention Rules) described in the Basic Documents in accordance with the Credit Risk Retention Rules, including its requirements to (i) retain, either directly or through a “majority-owned affiliate” (as such term is defined in the Credit Risk Retention Rules) of World Omni, the "eligible horizontal residual interest" (as such term is defined in the Credit Risk Retention Rules) in such securitization transaction in accordance with the Credit Risk Retention Rules and shall not, and shall cause its affiliates to not, sell, transfer, finance, pledge or hedge such interest except as permitted under the Credit Risk Retention Rules[, (ii) cause to be established and funded, in cash, the Reserve Account, as an “eligible horizontal cash reserve account” (as such term is defined in the Credit Risk Retention Rules)] and (iii) satisfy the disclosure requirements set forth in the Credit Risk Retention Rules without any involvement from the underwriters.

SECTION 5.06           [EU and UK Risk Retention. World Omni hereby covenants and agrees, in connection with the Securitisation Rules as in effect and applicable on the Closing Date:

(a)           World Omni, as “originator” (as such term is defined for the purposes of each of the Securitisation Regulations), will retain, upon issuance of the Notes and on an ongoing basis, for as long as any Notes remain Outstanding, a material net economic interest (the “Retained Interest”) in the asset-backed financing transaction described in the Final Prospectus, in the form specified in paragraph (d) of Article 6(3) of each of the Securitisation Regulations, by holding and continuing to hold, all the limited liability company interests in the Depositor (or one or more wholly-owned special purpose subsidiaries of World Omni), which in turn will retain the Certificates to be issued by the Issuing Entity, such Certificates constituting the first loss tranche and representing at least 5% of the aggregate nominal value of the receivables transferred to the Issuing Entity;

(b)           World Omni will not (and will not permit the Depositor or any of its other Affiliates to) subject the Retained Interest to any credit risk mitigation or hedging, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, except, in each case, to the extent permitted in accordance with the Securitisation Rules;

(c)           World Omni will not change the retention option or the method of calculating the Retained Interest while any of the Notes are Outstanding, except under exceptional circumstances in accordance with the Securitisation Rules; and

(d)           World Omni will provide ongoing confirmation of its continued compliance with its obligations in the foregoing clauses (a), (b) and (c), (i) in or concurrently with the delivery of each Servicer’s Certificate to Noteholders, (ii) upon the occurrence of any Event of Default (as defined in the Indenture) and (iii) from time to time upon request by any Noteholder in connection with (x) any change in the structural features of the asset-backed financing transaction described in the Final Prospectus that could materially impact the performance of the Notes, (y) any change in the performance of the asset-backed financing transaction described in the Final Prospectus, in the risk characteristics of the asset-backed financing transaction described in the Final Prospectus or of the Receivables which, in any case, could materially impact the performance of the Notes, or (z) any material breach of the Basic Documents.]

ARTICLE VI

Miscellaneous Provisions

SECTION 6.01          Obligations of World Omni. The obligations of World Omni under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

SECTION 6.02           Repurchase Events; Dispute Resolution.1

(a)           World Omni agrees to repurchase [or substitute] Receivables materially and adversely affected by a breach of the representations and warranties set forth in Section 3.01(a) of the Sale and Servicing Agreement, all in the manner set forth in Section 3.02(b) of such agreement (each, a “Repurchase Event”), and in that connection agrees to execute the Sale and Servicing Agreement. This repurchase [or substitution] obligation of World Omni shall constitute the sole remedy of WOAR, the Issuing Entity, [the Grantor Trust, the Grantor Trust Trustee,] the Indenture Trustee, the Noteholders, the Owner Trustee, the Certificateholders or any other Person against World Omni with respect to any Repurchase Event.

(b)           World Omni agrees to cooperate with the Trust and the Requesting Party in any dispute resolution proceeding pursuant to, and be bound by the dispute resolution terms in, Section 3.02(c) of the Sale and Servicing Agreement as if they were part of this Agreement.

SECTION 6.03           WOAR Assignment of Repurchased Receivables. With respect to all Receivables repurchased [or substituted] by World Omni pursuant to this Agreement and the Sale and Servicing Agreement, WOAR shall assign, without recourse, representation or warranty, to World Omni all WOAR’s right, title and interest in and to such Receivables and all security and documents relating thereto.

SECTION 6.04           The Trust [and the Grantor Trust]. World Omni acknowledges and agrees that (a) WOAR will, pursuant to the Sale and Servicing Agreement, sell the Receivables to the Trust and assign its rights under this Agreement to the Trust[, (b) the Trust will, pursuant to the Receivables Contribution Agreement, transfer the Receivables to the Grantor Trust and assign its rights under this Agreement to the Grantor Trust] and (c) the [Trust][Grantor Trust] will, pursuant to the Indenture, grant the Receivables and its rights under this Agreement and the Sale and Servicing Agreement to the Indenture Trustee on behalf of the Noteholders [and the Certificateholders]. World Omni hereby consents to all such sales and assignments and agrees that the Trust[, the Grantor Trust] or, if pursuant to the Indenture, the Indenture Trustee, may exercise the rights of WOAR and enforce the obligations of World Omni hereunder directly and without the consent of WOAR.

SECTION 6.05           Amendment.

(a)           This Agreement may be amended from time to time, upon (i) satisfaction of the Rating Agency Condition or (ii) delivery by World Omni of an Officer’s Certificate to the Issuing Entity, [the Grantor Trust, the Grantor Trust Trustee,] the Owner Trustee and the Indenture Trustee stating such amendment will not materially and adversely affect the interest of any Noteholder or [Unaffiliated] Certificateholder, by a written amendment duly executed and delivered by World Omni and WOAR, to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provision with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement or the Sale and Servicing Agreement, the Trust Agreement or the Indenture or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders in the Trust or Receivables.

[1]	Deal specific requirements with respect to substitutions to be added as appropriate.

(b)           This Agreement may also be amended by World Omni and WOAR, with the consent of the holders of Notes evidencing at least a majority of the Outstanding Amount of the Controlling Securities (unless (i) the interests of the Noteholders are not affected materially and adversely, as evidenced by an Officer’s Certificate of World Omni to that effect delivered to the Indenture Trustee by World Omni or (ii) satisfaction of the Rating Agency Condition) and the holders of Certificates evidencing at least a majority of the percentage interest of the Certificates (unless (i) the interests of the Certificateholders are not affected materially and adversely and (ii) an Officer’s Certificate of World Omni to that effect is delivered to the Owner Trustee by World Omni), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders in the Trust or Receivables; provided, however, that no such amendment may (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions that are required to be made for the benefit of Noteholders or Certificateholders or (ii) reduce the aforesaid percentage of the Notes and Certificates that is required to consent to any such amendment, without the consent of the holders of all the outstanding Notes and Certificates affected thereby.

(c)           [Notwithstanding any other provision of this Agreement, if the consent of the Swap Counterparty, if any, is required pursuant to the Swap Counterparty Rights Agreement to amend this Agreement, any such purported amendment shall be null and void ab initio unless the Swap Counterparty, if any, consents in writing to such amendment.]

SECTION 6.06           Accountants’ Letters. World Omni will cooperate with WOAR and independent public accountants engaged by WOAR in making available all information and taking all steps reasonably necessary to permit such independent accountants to complete any review required to deliver any negative assurance or similar letter required to be delivered by it in connection with the Basic Documents.

SECTION 6.07           Waivers. No failure or delay on the part of WOAR, or any assignee of WOAR, in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 6.08           Notices. All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, or recognized overnight courier or by facsimile confirmed by delivery or mail as described above, and shall be deemed to have been duly given upon receipt or by electronic mail (if designated by such party to the other parties) (a) in the case of World Omni, to World Omni Financial Corp., 250 Jim Moran Blvd., Deerfield Beach, Florida 33442, [___], Attention: [___]; (b) in the case of WOAR, to World Omni Auto Receivables LLC, 250 Jim Moran Blvd., Deerfield Beach, Florida 33442, [___], Attention: [___]; and (c) in the case of the Rating Agencies, to WOAR who promptly shall post such notice to the website maintained by WOAR for notifications to nationally recognized statistical ratings organizations; or, as to each of the foregoing, at such other address or electronic mail address as shall be designated by written notice to the other parties; provided, that, the obligations of World Omni and WOAR to deliver or provide any demand, delivery, notice, communication or instruction to any Person other than a Noteholder shall be satisfied by World Omni or WOAR, as the case may be, making such demand, delivery, notice, communication or instruction available at [https://via.intralinks.com/], or such other website or distribution service or provider as World Omni or WOAR, as applicable, shall designate by written notice to the other parties.

SECTION 6.09           Costs and Expenses. World Omni shall pay all expenses incident to the performance of its obligations under this Agreement and all reasonable and documented out-of-pocket costs and expenses of WOAR, excluding fees and expenses of counsel, in connection with the perfection as against third parties of WOAR’s right, title and interest in and to the Receivables and the enforcement of any obligation of World Omni hereunder.

SECTION 6.10           Representations of World Omni and WOAR. The respective agreements, representations, warranties and other statements by World Omni and WOAR set forth in or made pursuant to this Agreement or [any][the] RPA Assignment shall remain in full force and effect and will survive the sales and assignments referred to in Section 6.04.

SECTION 6.11           Confidential Information. WOAR agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of WOAR’s rights hereunder, under the Receivables, under the Sale and Servicing Agreement, the Indenture, the Trust Agreement or any other Basic Document or as required by any of the foregoing or by law.

SECTION 6.12           Headings and Cross-references. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to Section names or numbers are to such Sections of this Agreement.

SECTION 6.13           GOVERNING LAW. THIS AGREEMENT AND THE ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER OR THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.14           Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Each of the parties agree that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign or any other digital signature provider) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized as of the date and year first above written.

WORLD OMNI FINANCIAL CORP.

By:
Name:
Title:

WORLD OMNI AUTO RECEIVABLES LLC

By:
Name:
Title:

Exhibit A

FORM OF [INITIAL] RPA ASSIGNMENT

As of [___], 20[___], for value received, in accordance with the Receivables Purchase Agreement dated as of the date hereof, between WORLD OMNI FINANCIAL CORP. (“World Omni”) and WORLD OMNI AUTO RECEIVABLES LLC (“WOAR”), World Omni does hereby sell, assign, transfer and otherwise convey unto WOAR, without recourse (subject to the obligations of World Omni in the Receivables Purchase Agreement), all right, title and interest of World Omni in and to (but none of the obligations of World Omni with respect to): (a) the [Initial] Receivables identified on the Schedule of Receivables, attached hereto (all of which are identified in World Omni’s computer files by a code indicating the [Initial] Receivables are owned by the Trust and pledged to the Indenture Trustee) and all monies received thereon after the [Initial] Cutoff Date; (b) the security interests in, and the liens on, the Financed Vehicles granted by Obligors in connection with the [Initial] Receivables and any other interest of World Omni in such Financed Vehicles; (c) any proceeds with respect to the [Initial] Receivables from claims on any physical damage, credit life or disability insurance policies covering such Financed Vehicles or Obligors; (d) any Financed Vehicle that shall have secured [a] [an Initial] Receivable and shall have been acquired by or on behalf of World Omni, WOAR, or, upon the assignment contemplated by the Sale and Servicing Agreement, the Servicer or the Trust; (e) all “accounts,” “chattel paper,” “general intangibles” and “promissory notes” (as such terms are defined in the Uniform Commercial Code as from time to time in effect) constituting or relating to the foregoing; and (f) the proceeds of any and all of the foregoing; provided, however, that the foregoing items (a) through (f) shall not include the Purchase Price. The foregoing sale does not constitute and is not intended to result in any assumption by WOAR of any obligation of the undersigned to the obligors, insurers, dealers or any other person in connection with the [Initial] Receivables, any insurance policies or any agreement or instrument relating to any of them.

This [Initial] RPA Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Receivables Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this [Initial] RPA Assignment to be duly executed as of the day and year first written above.

WORLD OMNI FINANCIAL CORP.

By:
Name:
Title:

Ex. A-2

[Exhibit B

FORM OF SUBSEQUENT TRANSFER RPA ASSIGNMENT

As of ________, 20__, for value received, in accordance with the Receivables Purchase Agreement dated as of [___], 20[___] between WORLD OMNI FINANCIAL CORP. (“World Omni”) and WORLD OMNI AUTO RECEIVABLES LLC (“WOAR”), World Omni does hereby sell, assign, transfer and otherwise convey unto WOAR, without recourse (subject to the obligations of World Omni in the Receivables Purchase Agreement), all right, title and interest of World Omni in and to (but none of the obligations of World Omni with respect to: (a) the Subsequent Receivables identified on the Schedule of Receivables attached hereto (all of which are identified in World Omni’s computer files by a code indicating the Subsequent Receivables are owned by the Trust and pledged to the Indenture Trustee) and all monies received thereon after the close of business on ____, 20__; (b) the security interests in, and the liens on, such Financed Vehicles granted by Obligors in connection with the Subsequent Receivables and any other interest of World Omni in the Financed Vehicles; (c) any proceeds with respect to such Subsequent Receivables from claims on any physical damage, credit life or disability insurance policies covering such Financed Vehicles or Obligors; (d) any Financed Vehicle that shall have secured such a Subsequent Receivable and shall have been acquired by or on behalf of World Omni, WOAR, or, upon the assignment contemplated by the Sale and Servicing Agreement, the Servicer or the Trust; (e) all “accounts,” “chattel paper,” “general intangibles” and “promissory notes” (as such terms are defined in the Uniform Commercial Code as from time to time in effect) constituting or relating to the foregoing; and (f) the proceeds of any and all of the foregoing; provided, however, that the foregoing items (a) through (f) shall not include the Purchase Price. The foregoing sale does not constitute and is not intended to result in any assumption by WOAR of any obligation of the undersigned to the obligors, insurers, dealers or any other person in connection with such Subsequent Receivables, any insurance policies or any agreement or instrument relating to any of them.

This Subsequent Transfer RPA Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Receivables Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement.

Ex. B-1

IN WITNESS WHEREOF, the undersigned has caused this Subsequent Transfer RPA Assignment to be duly executed as of the day and year first above written.

WORLD OMNI FINANCIAL CORP.

By:
Name:
Title:]

Ex. B-2

SCHEDULE I

Schedule of Receivables

Documents on file at:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Sch. I